EXHIBIT 99.1

United States Oil and Gas Corp Initiates Steps to Restore Quotation

AUSTIN, TX, June 23, 2011 -- United States Oil and Gas Corp (OTCQB: USOG) announced today that it has begun the administrative process necessary to reinstate the quotation of the Company’s common stock on OTCQB where it had been trading prior to June 7, 2011.

To resume quotation of the Company’s common stock on the OTCQB, a broker-dealer must file a Form 211 with FINRA on behalf of the Company. We believe that all the prerequisite information for filing Form 211 has been provided by the Company to one of the 150 market makers that participate in the OTC Link system. Only one market maker quotation is required to start trading. Once the stock becomes qualified, any other market maker may begin quoting without filing the Form 211. The information that the Company has compiled is predominately from previously filed forms including the Registration Statement filed on Form 10, the Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

The Company believes that it has properly complied with the regulations pertaining to the dissemination of information under its control, will continue to take great care in meeting its regulatory requirements and will fully cooperate with the SEC with respect to the Order of Suspension of Trading dated June 7, 2011. Importantly, the Company wishes to note that it is up to date in all of its filings with the SEC and has not paid for or sponsored any promotional activity with respect to its stock.

About USOG

United States Oil and Gas Corp (OTCQB: USOG) is an oil and gas products, services and technology company headquartered in Austin, Texas. Through our subsidiaries, we market and distribute refined oil and gas (diesel, gasoline, propane, high octane racing fuels and lubricants) to wholesale and retail customers in the United States. We own all of the plant storage, transportation and maintenance equipment used at our locations in Plainville, Utica, and Palco, Kansas. We own and operate a gas station and convenience store in Belcourt, and hold approximately six acres of developable land in Bottineau, North Dakota. We are focused on acquiring and growing domestic mid size family-run oil and gas services businesses with historically profitable results, strong balance sheets, high profit margins, and solid management teams in place. The company reported 2010 revenue of $24.7 million up from $9.4 million in 2009.

The Company has tried to identify any forward-looking statements contained in this press release using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information catered in this press release including such forward-looking statements. Refer to “Item 1A – Risk Factors” in our Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission for a discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Contact:
James Crimi
Investor Relations
+1-512-464-1226
investor.relations@usaoilandgas.com